Exhibit 10.3

RULES

of

the

GLOBUS MARITIME INCENTIVE PLAN

(Adopted by the Company on              2007)

INDEX

Rule		Page

1	Definitions	1

2	Commencement and Timing of the Grant of Awards	3

3	Eligibility and Conditions	3

4	Individual limit	4

5	Overall limit	4

6	Dividend Shares	5

7	Vesting and Delivery of Shares	5

8	Cessation of Employment	6

9	Lapse	6

10	Takeovers and liquidations	6

11	Amendments	7

12	Variation of share capital	7

13	Administration	8

14	Rights of Shares	8

15	Disposal of Shares	8

16	General	9

RULES OF THE GLOBUS MARITIME INCENTIVE PLAN

1	Definitions

1.1	In this Plan unless the context otherwise requires the following expressions have the following meanings:

“Admission” means the admission of Shares to trading on AIM becoming effective within the meaning of the AIM Rules and the expression “Admitted” shall be construed accordingly;

“AIM” means the Alternative Investment Market of the London Stock Exchange;

“AIM Rules” means the rules of the London Stock Exchange governing Admission and the operation of AIM;

“Award” means a conditional award of a specified number of Shares;

“Award Certificate” means the certificate executed by the Grantor evidencing the grant of an Award;

“Award Tax Liability” means an amount sufficient to satisfy any taxes, duties or social security contributions arising in any jurisdiction which are required to be withheld or accounted for by an Awardholder’s Employing Company or any other Group Company or any other person in connection with the grant, holding and/or Vesting of an Award and/or the delivery to the Awardholder of Shares subject to that Award;

“Awardholder” means any Eligible Employee who has been granted or remains entitled to a Subsisting Award or (where the context so permits) the personal representatives of such individual;

“Board” means the board of directors of the Company;

“Committee” means the Remuneration Committee of the Board;

“Company” means Globus Maritime Limited registered in Jersey under No. 94123;

“Courts” means the courts of England and Wales;

“Date of Grant” means the date on which the Award is granted in accordance with Rule 3;

“Dealing Code” means the provisions in the AIM Rules relating to dealings in Shares by Eligible Employees and the Company’s own code of dealing if such code has been adopted;

“Dealing Day” means any day on which the London Stock Exchange is open for transaction business;

“Director” means a director of the Company;

“Earnings” means the aggregate of:

(i)
the annual cash salary and bonus of the office(s) or employment(s) by virtue of which an Eligible Employee is eligible to participate in the Plan and which the Eligible Employee earns during the period of 12 months ending on the relevant Date of Grant; and

(ii)	any fees in respect of consultancy and management services provided by the Eligible Employee to any Group Company during the period of 12 months ending on the relevant Date of Grant;

“Eligible Employee” means any employee or executive director of a Group Company;

“Employing Company” means any Group Company or former Group Company by which the Awardholder is or where the context so admits was employed;

“Grantor” means the Board or Committee (acting on behalf of the Company);

“Grant Condition” means the condition set out in paragraph 14.2 of Part IX of the Company’s Admission Document in respect of the first Admission of the Shares or such other condition as the Committee may determine being no harder to satisfy than the condition referred to above;

“Group” means the Company and its subsidiaries and the expression “Group Company” shall be construed accordingly;

“Law of 1991” means the Companies (Jersey) Law of 1991;

“London Stock Exchange” means London Stock Exchange plc or any successor company or body carrying on the same business;

“Market Value” means, in relation to a Share:

(a)
at any time at which the Shares are Admitted, the closing price of a Share (as published in the Financial Times on the Date of Grant) on the Dealing Day immediately preceding the Date of Grant provided that such day shall not fall within a period during which dealings in Shares are prohibited under the Company’s Dealing Code, in which case the references to “Dealing Day” above shall be to the first day on which dealings in Shares are again permitted under the Company’s Dealing Code; or

(b)
at any time at which the Shares are not Admitted, the Board’s reasonable opinion of the fair market value of a Share on the relevant day in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992;

“Plan” means the Globus Maritime Incentive Plan, as amended from time to time;

“Rules” means these rules as from time to time amended in accordance with their provisions;

“Share” means an ordinary share in the capital of the Company;

“Subsisting Award” means an Award to the extent that it has not lapsed; and

“Vest” means, in relation to an Award, for the relevant Awardholder to become absolutely beneficially entitled to some or all of the Shares comprised in the Award, subject always to the other provisions of the Plan and the expressions “Vesting". "Vested" and “Unvested” shall be construed accordingly.

1.2	Where the context permits the singular shall include the plural and vice versa and the masculine gender shall include the feminine.

1.3	References to any statutory provision shall include any statutory modification, amendment or re-enactment thereto.

1.4	The headings to the Rules are for convenience only and have no legal effect.

2	Commencement and Timing of the Grant of Awards

2.1	Awards may be granted under the Plan on and following the date of Admission.

2.2
The Committee may resolve at any time that no further Awards shall be granted under the Plan and in any event no Awards may be granted under the Plan after the tenth anniversary of Admission provided that this Rule shall not affect the subsisting rights of Awardholders.

2.3	Subject to Rule 2.4, Awards may only be granted at the following times:

2.3.1	within the period of 28 days from and including the date of adoption of the Plan;

2.3.2	within the period of 28 days from and including the date on which any amendment to the Plan takes effect in accordance with Rule 11;

2.3.3	within the period of 28 days from and including the date of announcement of the Group’s results for any period;

2.3.4	within the period of 28 days from and including the date on which the Company publishes a prospectus or similar document; and

2.3.5	at any other time at which the Grantor resolves that exceptional circumstances exist which justifies the grant of Awards.

2.4	No Awards shall be granted at any time during which dealings are prohibited under the Company’s Dealing Code.

3	Eligibility and Conditions

3.1	Subject to this Rule 3, any Grantor may from time to time in its absolute discretion grant an Award to an Eligible Employee as it may in its absolute discretion select.

3.2	The Board may only grant an Award to a Director acting on the recommendation of the Committee regarding the selection of that Director and the extent of an Award.

3.3	The number of Shares which may be subject to the grant of any such Award to a Director shall be determined subject to the Grant Condition.

3.4
Subject to the right of a deceased Awardholder’s personal representatives to receive Vested Shares pursuant to an Award in accordance with Rule 8.4, every Award shall be personal to the Eligible Employee to whom it is granted and shall not be capable of being transferred, assigned or charged other than, with the permission of the Board, a transfer or assignment for the benefit of a company through which the Eligible Employee is providing consultancy services to a Group Company.

3.5	No monetary consideration shall be payable for the grant of an Award.

3.6
Neither the grant of an Award nor any benefit which may accrue to an Awardholder as a result of the Award shall form part of that Awardholder’s pensionable remuneration for the purposes of any pension plan or similar arrangement which may be operated by any Group Company.

3.7
If any Award is granted in breach of the limits contained in Rules 4 and/or 5, it shall be limited and take effect over the maximum number of Shares over which it could have been granted without breaching those limits.  No Award to acquire a fraction of a Share shall be capable of being granted.

3.8
It shall be a term of any Award that the Awardholder shall comply with such arrangements as the Grantor may in its absolute discretion specify for the indemnification or reimbursement of any Award Tax Liability.

3.9
Awards shall be granted in such manner as the Grantor may determine. When the Board or Committee so determines, the Grantor may request an Awardholder to accept an Award, such acceptance to be provided in such form and manner as the Grantor may determine.

4	Individual limit

4.1
Any Award granted to an Eligible Employee shall be limited and take effect so that immediately following such grant the Market Value of the Shares subject to Awards granted to the Awardholder under the Plan (excluding any Awards which have lapsed or partially lapsed or been surrendered) during the previous 12 months shall not exceed a sum equal to twice his Earnings.

5	Overall limit

5.1
No Award to be satisfied by the issue of Shares shall be granted on any day if as a result the number of Shares issued or remaining issuable pursuant to Awards granted under the Plan and any rights granted under any other employees’ share scheme adopted by the Company in the ten years preceding the proposed Date of Grant would exceed 10 per cent of the number of Shares in issue on the Date of Grant.

5.2
For the purposes of the limit contained in this Rule, any Shares transferred, or remaining transferable, by the Company from treasury shall be treated as issued or remaining issuable (as applicable) and Shares which are the subject of Awards which have lapsed, partially lapsed or been surrendered shall be excluded.

6	Dividend Shares

6.1
If a cash dividend is paid during the period commencing on the relevant Date of Grant and ending on the date of delivery of the Shares subject to an Award, the number of Shares subject to the Award shall be increased by the number of Shares calculated in accordance with Rule 6.2 below.  Any additional Shares made subject to an Award shall be subject to the Rules and the same terms as the original Shares subject to that Award as if such Shares had been comprised in the Award on the Date of Grant except for the purposes of the limits set out in Rules 4 and 5 above.

6.2	The number of additional Shares shall be calculated using the following formula:-

DS  = X x Y
  Z

Where:	X is the number of Shares subject to the Award which have not been delivered to the Eligible Employee on the date the dividend is paid;

Y is the value of the dividend (in pence, on a per Share basis);

Z is the closing price (in pence) of a Share on the first Dealing Day on which Shares are traded without the benefit of the relevant dividend (i.e. “ex-dividend”) as published in the Financial Times on the day following that first Dealing Day referred to above; and

DS is the whole number of additional Shares resulting from multiplying X by Y, dividing the product of that calculation by Z and ignoring any fractions of a Share.

7	Vesting and Delivery of Shares

7.1
Save as otherwise provided for in these Rules and subject to Rule 8, Awards shall vest proportionally on a daily basis during the period commencing on the Date of Grant and ending on the day preceding the third anniversary of the Date of Grant.

7.2
In circumstances where an Award would Vest at a time when dealing in Shares would not be permitted under the Company’s Dealing Code the Award shall not Vest until the first day to arise on which dealings in Shares are again permitted.

7.3
The Board shall allot or procure the transfer to the relevant Awardholder of the Vested Shares subject to that Award within the 30 days that follow each of the first three anniversaries of the Date of Grant of an Award unless such allotment or transfer would not be lawful in the relevant country or territory.

8	Cessation of Employment

8.1	If an Awardholder ceases employment or to hold office with the Group on account of his summary dismissal, his Award (whether Vested or Unvested) shall lapse immediately in its entirety.

8.2
If an Awardholder ceases employment or to hold office with the Group for any reason other than his summary dismissal, he shall be entitled to receive, subject to Rule 7 and 8.3,  such of the Shares subject to his Award as had Vested on the date of cessation of his office or employment (or, if earlier, the date on which notice is given by the Awardholder or the Employing Company of the relevant Awardholder that the employment or office of that Awardholder will terminate, unless the Committee acting in its absolute discretion otherwise determines). His Award in respect of any Unvested Shares shall lapse forthwith.

8.3
In the case of Rule 8.2 above, in the 30 days that follow the termination of the Awardholder’s office or employment, the Board shall allot or procure the transfer to the relevant Awardholder of the Vested Shares subject to that Award rounded down to the nearest whole number in the event of fractions of a Share unless such allotment or transfer would not be lawful in the relevant country or territory.

8.4	In the event that the Awardholder dies, references to “Awardholder” in this Rule 8 shall include, where the context so permits, references to the Awardholder’s personal representatives.

9	Lapse

9.1	A Subsisting Award shall lapse and cease to be capable of Vesting upon the occurrence of the earliest to occur of the following:

9.1.1	as provided for in Rule 8.1 or 8.2;

9.1.2	the date of any breach or purported breach of Rule 3.4; and

9.1.3	the date on which the Awardholder becomes bankrupt.

10	Takeovers and liquidations

10.1
If the Courts sanction a scheme of arrangement pursuant to article 125 of the Law of 1991, all Subsisting Awards shall Vest in full regardless of the extent previously Vested, unless the Committee shall in its absolute discretion determine that the ultimate shareholders of the Company following the scheme of arrangement are substantially the same as the Company’s shareholders immediately prior to the scheme of arrangement.

10.2
If any person becomes bound or entitled to acquire Shares in the Company under articles 116 to 124 of the Law of 1991, all Subsisting Awards shall Vest in full regardless of the extent previously Vested.

10.3	If the Company passes a resolution for its voluntary winding-up, all Subsisting Awards shall Vest in full regardless of the extent previously Vested.

10.4
If the Shares cease to be Admitted or listed on any "recognised stock exchange" (as defined in section 841 of the Income and Corporation Taxes Act 1998), all Subsisting Awards shall Vest in full regardless of the extent previously Vested.

10.5
If the Company undertakes a transaction whereby it sells such of its assets as have a value equal to or exceeding 75% of the net asset value of the Company (as calculated by reference to the Company’s accounts for the financial year preceding such transaction) other than a sale of less than 50% (by number) of the Group’s vessels, all Subsisting Awards shall Vest regardless of the extent previously Vested.

10.6
If any of Rules 10.1 to 10.5 apply, the Board shall, as soon as reasonably practicable following the relevant event (referred to in any of Rules 10.1 to 10.5), allot or procure the transfer to the relevant Awardholder of the Shares subject to that Award unless such allotment or transfer would not be lawful in the relevant country or territory

11	Amendments

11.1
Subject to Rules 11.2 and 11.3, these Rules may be amended by the Committee in any way, provided that no alteration to the material advantage of an Awardholder or Eligible Employee may be made to the Plan without the prior approval of the Company’s shareholders in general meeting.

11.2	Subject to Rule 11.3, no amendment to the Plan may operate to vary adversely the terms of any Awards granted prior to such amendment unless:

11.2.1	the relevant Grantor has invited every relevant Awardholder to give an indication as to whether or not he approves the amendment; and

11.2.2	such amendment is approved by a majority of those Awardholders who have given an indication.

11.3
Minor amendments which the Committee considers necessary or desirable in order to benefit the administration of the Plan, to take account of a change in the applicable legislation in any country or territory or to obtain or maintain favourable tax, exchange control or regulatory treatment for Awardholders or any Group Company or to take account of a corporate transaction involving a Group Company may be made without the need for either of the approvals set out in Rules 11.1 and 11.2 provided that such amendments do not affect the basic principles of the Plan.

11.4	Written notice of any amendment in accordance with this Rule shall be given to all affected Awardholders.

12	Variation of share capital

12.1
In the event of any capitalisation, consolidation, sub-division or reduction of the share capital of the Company and in respect of any discount element in any rights issue or any other variation in the share capital of the Company the number of Shares subject to an Award may be varied in such manner as the Committee shall determine to be fair and reasonable.

12.2
The Grantor may take such steps as it considers necessary to notify Awardholders of any adjustment made under Rule 12.1 and to call in, cancel, endorse, issue or re-issue any Award Certificate consequent upon such adjustment.

13	Administration

13.1	The Board shall have power from time to time to make and vary such regulations (not being inconsistent with the Plan) for the implementation and administration of the Plan as it thinks fit.

13.2	The decision of the Board shall be final and binding in all matters relating to the Plan.

13.3	The costs of establishing and administering the Plan and any expenses (including stamp duty) involved in any transfer of Shares to an Awardholder shall be borne by the Company.

13.4
The Company shall not be obliged to provide Eligible Employees or Awardholders (or their personal representatives) with copies of any notices, circulars or other documents sent to shareholders of the Company.

14	Rights of Shares

14.1
Subject to Rule 6, Shares allotted pursuant to an Award will on allotment rank pari passu in all respects with the then issued Shares save as regards any rights attaching by reference to a record date prior to the date of such allotment and will be subject to all the provisions of the Articles of Association of the Company.

14.2	If and so long as Shares are traded on AIM, the Company will apply for any Shares issued pursuant to the Plan to be admitted to trading on AIM.

14.3
All allotments, issues and transfers of Shares are subject to any necessary consents under any relevant enactments or regulations for the time being in force in the United Kingdom, Jersey or elsewhere.  The Awardholder is responsible for complying with any requirements to obtain or avoid the need for any such consent.

15	Disposal of Shares

15.1
Following the Vesting of an Award and the delivery of the Shares subject to that Award, an Awardholder may not dispose of any Shares acquired pursuant to an Award under the Plan before the first anniversary of acquiring the Shares except in accordance with Rule 15.2.

15.2
If the Awardholder incurs a tax or social security contributions liability as a result of the Vesting of an Award or the delivery of the Shares subject to an Award, the Awardholder shall be entitled to sell sufficient of the Shares received pursuant to his Award prior to the first anniversary of his acquisition of such Shares in order to fund any such tax or social security contributions liability.

16	General

16.1
The Plan shall commence on Admission and shall (unless terminated earlier by a resolution of the Board or a resolution of the Company in general meeting) terminate upon the tenth anniversary of such date. Upon termination (howsoever occurring), no further Awards may be granted under the Plan but such termination shall be without prejudice to any accrued rights in existence at the date thereof.

16.2
The Company will at all times keep available sufficient authorised and unissued Shares to satisfy the Vesting of all Subsisting Awards, taking account of any other obligations of the Company to issue Shares.

16.3
The existence of any Award shall not affect in any way the right or power of the Company or its shareholders to make or authorise any or all adjustments, recapitalisations, reorganisations, reductions of capital, purchases or redemptions of its Shares or any other changes in the structure of the Company’s share capital or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or convertible into, or otherwise affecting the Shares or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

16.4
Notwithstanding any other provision of the Plan, the rights and obligations of an Awardholder under the terms and conditions of his office or employment shall not be affected by his participation in the Plan or any right he may have to participate in the Plan.  An individual who participates in the Plan waives all and any rights to compensation or damages in consequence of:

(a)	the termination of his office or employment with any company for any reason whatsoever, whether lawful or unlawful; and/or

(b)	the exercise or failure to exercise any discretion conferred by these Rules insofar as those rights arise or may arise from his ceasing to have rights under, or to be entitled to an Award under, the Plan as a result of such termination or from the loss or diminution in value of such rights or entitlements.  If necessary, the Awardholder’s terms of employment shall be varied accordingly.

16.5
All allotments, issues and transfers of Shares under the Plan will be subject to the Company obtaining any consents required under any relevant legislation in the United Kingdom or elsewhere and Awardholders will be responsible for complying with all relevant requirements in order to obtain or avoid the necessity for any such consent.

16.6
The Grantor, the Company and any other Group Company shall have no obligation to notify Awardholders (or their personal representatives, as the case may be) of the forthcoming lapse of an Award nor, save as otherwise provided for in the Plan, to provide other reports to Awardholders as to the status of their Awards.

16.7
The Company shall not be responsible for obtaining any governmental, regulatory or other official consent that may be required in any country or jurisdiction in order to permit the grant or Vesting of an Award to a particular Eligible Employee or Awardholder.  The Eligible Employee or Awardholder (as the case may be) shall be responsible for obtaining any such consent and the Company shall not be responsible for any failure by any Eligible Employee or Awardholder to do so or for any tax or other liability to which an Awardholder may become subject as a result of his participation in the Plan.

16.8
It is a condition of participation in the Plan that an Awardholder agrees to the holding of information about the Awardholder by the Company and authorises the Company and its agents and advisers to use such information according to these Rules for the purposes of the Plan.  It is a further condition of participation in the Plan that each Awardholder agrees that data concerning the Awardholder’s participation may be processed by agents of the Company wherever located and where necessary transmitted outside the European Economic Area.

16.9
Save as otherwise provided in the Plan, any notice or communication to be given to any Eligible Employee or Awardholder may be given by electronic mail, personally delivered or sent by ordinary post to the person’s last known address and where a notice or communication is sent by post it shall be deemed to have been received 48 hours after the same was put into the post properly addressed and stamped.  Share certificates and other communications sent by post will be sent at the risk of the Eligible Employee or Awardholder concerned and the Company shall have no liability whatsoever to any such person in respect of any notification, document, share certificate or other communication so given, sent or made.

16.10	Any notice to be given to the Company shall only be delivered or sent to their respective registered offices addressed to the company secretary and shall be effective upon receipt.

16.11	The Plan and all Awards granted under it shall be governed by and construed in accordance with English law and any dispute shall be subject to the exclusive jurisdiction of the Courts.